ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.blz

	Filed in the office of	Document Number 20080018053-87
Filing Date and Time
	ROSS MILLER Secretary of State State of Nevada	01/09/2008 1:30 AM Enitity Number C24140-1996
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BALCK INK ONLY.DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For_Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390«After Issuance of Stock)

1. Name of corporation:

Piranha Interactive Publishing, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The board of directors has designated 100,000 shares of preferred stock, par value $0.001, as 2007 Series A Convertible Preferred Stock having the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A attached hereto and incorporated herein by reference.

3 ..The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional):

5. Officer Signature (Required):

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.